Free Writing Prospectus Dated May 14, 2010 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

                                                                  Morgan Stanley
Morgan Stanley First Quarter 2010 Overview
May 2010

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto, all of which are available on
www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Index

[] Consolidated Financial Highlights

   - Institutional Securities
   - Global Wealth Management Group
   - Asset Management

[] Firmwide Real Estate Investments

[] Capital Ratios

[] Funding Diversification

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Consolidated Financial Highlights

1Q10 Net Revenues of $9.1 Bn(1)
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Business Mix 1Q10

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1Q 2010 Highlights -

[]   First quarter revenues were $9.1 billion, up 33% from last quarter in what was a generally stable operating environment despite sovereign credit concerns

[]   1Q10 marked a period of stability and progress for Morgan Stanley

[]   Improvement in revenue, net income, EPS and ROE

[]   Improved performance in each of our 3 major business lines

    Source:
    Morgan Stanley Earnings Conference Call, SEC Filings
(1)  The quarter ended March 31, 2010 includes results from the Morgan Stanley
     Smith Barney joint venture effective from May 31, 2009.
(2)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Institutional Securities

Net Revenue

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1Q 2010 Highlights -

[]   Revenues of $5.3 billion up substantially from 4Q09 from improved Sales and
     Trading
     -    Immaterial impact from tightening credit spreads

[]   Investment Banking delivered strong results
     []   #2 in Completed M-and-A
     []   #4 in Global Announced M-and-A
     []   #3 In Global IPOs

[]   Fixed Income Sales and Trading revenues of $2.7 billion driven by solid performance in interest rate, credit and currency products

[]   Particular strength in Credit Products

     Source:
     Morgan Stanley Earnings Conference Call , SEC Filings, Thomson Reuters --
     for the period of January 1, 2010 to March 31, 2010 as of April 5, 2010
(1)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading.
(2)  Includes Investments and other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Global Wealth Management Group

Net Revenue

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1Q 2010 Highlights -

[]   $278 million PBT and 9% PBT margin
     -    Quarterly integration costs of $100 million

[]   18,140 Financial Advisors
     -    FA turnover within top two quintiles remained at historic lows
     -    The Firm led the industry with 38 of the 100 top financial advisors in this year's annual Barron's survey, including 9 of the top 15.

[]   $1.6 trillion total client assets [] $5.8 billion net new assets

[]   $685,000 average annualized revenue per global representative

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  Results include Morgan Stanley Smith Barney joint venture effective from
     May 31, 2009.
(2)  "Other" includes Investment Banking and Other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Asset Management

Net Revenue

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1Q 2010 Highlights -

[]   Core business (2) -- Net revenues of $414 million represent fifth consecutive profitable quarter

[]   Merchant Banking -- Net revenues of $239 million were driven by gains in principal investments

[]   Total assets under management of $262 billion

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking, Net Interest, Commissions and Other
     revenues.
(2)  "Core business" includes traditional, hedge funds and fund of funds asset management.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Firmwide Real Estate Investments
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Total Real Estate Investments of $2.5bn (1)

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Notable Points

[]   Total Real Estate Investments exposure as of 1Q10 was $2.5 billion
     -    Includes $1.3 billion of contractual commitments and other arrangements
     -    Revel has been moved to Discontinued Operations based upon plans for disposition

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  These balances exclude investments that benefit certain deferred compensation and employee co-investment plans.
(2)  Represents investment assets of consolidated subsidiaries and funds, net of non-controlling interests. Consolidated statement of income amounts are condensed in this presentation and include: principal transactions, net operating revenues and expenses and impairment charges, if applicable. The three month period ended Mar 31, 2010 reflects an estimated loss on the planned disposition of Revel, which was included in discontinued
     operations.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Capital Ratios
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Total Assets

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                        1Q10 Key Capital Ratios (Basel I)
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Tier 1 Common Ratio                                                     8.3%

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Tier 1 Capital Ratio                                                   15.1%
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Source:
Morgan Stanley SEC Filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.
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Funding Diversification
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Composition of Funding Liabilities and Equity

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     Source: Morgan Stanley SEC Filings
(1)  4Q07 numbers as reported on a fiscal-year basis. 4Q07 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $34.5,
     Long-Term Debt - $190.6, Secured Financing - $301.0, Deposits - $31.2,
     Shareholders Equity - $31.3
(2)  1Q10 numbers as reported on a calendar -year basis. 1Q10 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $3.3,
     Long-Term Debt - $189.2, Secured Financing - $215.5, Deposits - $63.9,
     Shareholders Equity (Excluding Non-controlling Interests) - $48.3

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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